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                                                                  EXHIBIT 5.1

                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                                 June 19, 1996



Platinum Software Corporation
195 Technology Drive
Irvine, California 92718

        RE: Registration Statement on Form S-8 - Key Employee Restricted Stock Purchase Grants

Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Platinum Software Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of the Company's common stock, $0.001 par value ("Common Stock"), issuable pursuant to certain Key Employee Restricted Stock Purchase Agreements ("Restricted Stock Purchase Agreements").

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

        Based on the foregoing, it is our opinion that 2,500,000 shares of Common Stock, when issued pursuant to the Restricted Stock Purchase Agreements and against full payment in accordance with the respective terms and conditions of the Restricted Stock Purchase Agreements, will be legally and validly issued, fully paid and nonassessable.

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Platinum Software Corporation
June 19, 1996
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        We consent to the use of this opinion as an exhibit to the Registration
Statement.


                                       Very truly yours,



                                       /s/ STRADLING, YOCCA, CARLSON & RAUTH
                                       -------------------------------------
                                           STRADLING, YOCCA, CARLSON & RAUTH